EXHIBIT 99.1

DELTA PETROLEUM CORPORATION
Roger A. Parker, CEO and Chairman
Kevin K. Nanke, Treasurer and CFO
Dave Donegan, VP Corporate Communications
370 17th Street, Suite 4300
Denver, Colorado 80202

For Immediate Release



                DELTA PETROLEUM CORPORATION ANNOUNCES SIX-MONTH
                    PROVED RESERVE GROWTH OF 20% TO 269 BCFE

          REVENUE INCREASES 55% TO $61.8 MILLION FOR SIX MONTHS ENDED
                              DECEMBER 31, 2005

     DENVER, Colorado (March 7, 2006) -- Delta Petroleum Corporation (NASDAQ:
DPTR), an independent energy exploration and development company ("Delta" or "the Company"), today reported its financial and operating results for the quarter and six months ended December 31, 2005. Effective December 31, 2005, Delta changed its fiscal year end from June 30th to December 31st.

     RESULTS OF OPERATIONS

     For the quarter ended December 31, 2005, the Company reported net income of $1.6 million, or $0.03 per fully diluted share, compared with $4.8 million, or $0.11 per fully diluted share, for the same period a year earlier. Oil and gas revenue increased 42.3% to $29.1 million, versus $20.4 million in the prior-year quarter. For the six months ended December 31, 2005, the Company reported a net loss of ($590,000), or ($0.01) per share, compared with net income of $8.8 million, or $0.21 per fully diluted share, in the corresponding period of the previous year. Oil and gas revenue increased 53.0% to $60.7 million in the most recent six-month period from $39.7 million in the six months ended December 31, 2004.

     Production from continuing operations for the quarter approximated 3.1 billion cubic feet equivalents (Bcfe), which was less than previously expected, as disclosed in a previous news release. Production fell short of expectations due to drilling and weather related delays. Production from continuing operations for the six months ended December 31, 2005 increased 7.6% to 6.6 Bcfe, compared with 6.1 Bcfe in the corresponding period of the previous year.

     A number of items materially affected the Company's results for the six months ended December 31, 2005:

     * The Company recorded a pre-tax unrealized loss on ineffective derivative instruments of $9.9 million and a pre-tax realized loss of $8.0 million on settled derivative instruments.

     * Delta experienced higher exploration and dry hole expenses, totaling $7.5 million, that were related to increased seismic costs in the Newton Field in Southeastern Texas and abandonment/impairment costs associated with dry holes on certain non-operated prospects.

     *  The Company recorded stock option compensation of approximately
        $2.0 million related to options granted prior to the adoption of FAS No. 123 (R) "Accounting for Stock Based Compensation" that vested during the period.

     * An $11.8 million after-tax gain was recorded on the sale of oil and gas properties primarily related to the disposition of the Company's Deerlick Creek field in Tuscaloosa County, Alabama.

     "Although a minor net loss was reported for the six-month transition period, many items were non-recurring, and average daily production has increased significantly in recent months," noted Roger A. Parker, Chairman and Chief Executive Officer of Delta Petroleum Corporation. "This should allow our results to improve noticeably in the current year."

     2006 OUTLOOK

     A brief description of accomplishments during the calendar year ended December 31, 2005 is provided below. The following have positioned Delta for substantial organic growth in 2006:

     * The Company expanded its ownership in the Piceance Basin, has initiated a continuous drilling program in the Vega Unit, and is participating in the development of the Garden Gulch Field. Combined drilling capital expenditures for the two areas will total $45 - $60 million during 2006.

     * Successful initial wells were drilled in the horizontal Austin Chalk prospect area in Polk and Tyler Counties, Texas, and in the deep Sligo formation at the Opossum Hollow Field in McMullen County, Texas. Both areas possess the potential for meaningful production growth and will continue to be actively drilled.

     * Delta completed the acquisition and interpretation of 58 square miles of 3D seismic surrounding the Newton Field in Southeast Texas, resulting in the identification of numerous additional drilling opportunities.

     * The Company increased its leasehold ownership in the Columbia River Basin by approximately 300% to over 375,000 net acres.

     * DHS Drilling Company expanded its fleet to 11 rigs by year-end, and an additional 4 rigs were under contract and expected to join the fleet in early 2006. All of these rigs are available to support Delta's increased drilling activity.

     * The Company more than doubled its personnel in order to pursue an aggressive drilling program.

     "We look forward to an exciting year in 2006," commented Parker. "We expect robust production and reserve growth from our current drilling programs in the Gulf Coast area of Texas and the Piceance and Wind River Basins in the Rocky Mountains. Additionally, we expect initial test results from the Columbia River Basin in Washington State and the central Utah Hingeline projects, both of which represent areas with exceptionally large reserve potential."

     RESERVE GROWTH AND COSTS INCURRED

     As of December 31, 2005, the Company's third-party engineering firm estimates Delta's proved reserves at approximately 269 Bcfe, which represents an increase of 20% when compared with proved reserves at June 30, 2005.

     A summary of changes in estimated quantities of proved reserves for the six months ended December 31, 2005 is provided below.

                                                    Onshore       Offshore
                                               ----------------   --------
                                                  GAS     OIL       OIL
                                                (MMcf)   (MBbl)    (MBbl)
                                               -------   ------    ------
                                                      (In thousands)

Estimated Proved Reserves:
  Balance at July 1, 2005                      141,041   12,373     1,498
Revisions of quantity estimate                  (4,683)    (506)     (468)
Extensions and discoveries                      58,725    2,542       -
Purchase of properties                          11,816      -         -
Sale of properties                             (22,025)    (221)      -
Production                                      (3,720)    (428)      (81)
                                               -------   ------     -----
Estimated Proved Reserves: Balance at
  December 31, 2005                            181,154   13,760       949
                                               =======   ======     =====

     Future net cash flows presented below are computed using year-end prices and costs and are net of all overriding royalty revenue interests. Future corporate overhead expenses and interest expense have not been included.

                                        Onshore      Offshore    Combined
                                       ----------    --------   ----------
                                                  (In thousands)
December 31, 2005
 Future net cash flows                 $2,613,958    $45,420    $2,659,378
Future costs:
 Production                               481,537     21,970       503,507
 Development and abandonment              318,704      2,950       321,654
 Income taxes                             471,125      5,325       476,450
                                       ----------    -------    ----------
Future net cash flows                   1,342,592     15,175     1,357,767
 10% discount factor                     (604,355)    (3,788)     (608,143)
                                       ----------    -------    ----------
Standardized measure of discounted
 future net cash flows after taxes     $  738,237    $11,387    $  749,624
                                       ==========    =======    ==========
Standardized measure of discounted
 future net cash flows before taxes    $  999,576    $15,383    $1,014,959
                                       ==========    =======    ==========

     Total costs incurred, including acquisition, leasehold, drilling, completion, seismic, asset retirement obligations and all other capitalized oil and gas related costs, approximated $182.9 million.

PRODUCTION GUIDANCE

     The Company is revising production guidance downward for the quarter ending March 31, 2006 to 4.1 - 4.3 Bcfe. The primary factors in this revision include unforeseen delays related to the sale of the pipeline company responsible for building a new high-pressure pipeline to the Morrill Sligo #1 well, and a more lengthy review of the Castle Energy merger by the Securities and Exchange Commission. Originally, both were expected to begin contributing to quarterly production in early February. The Company's current production rate approximates 48 Mmcfe per day.

OPERATIONS UPDATE -- DEVELOPMENT PROJECTS

     Newton Field, SE Gulf Coast, TX, 100% WI - The Company continues to experience predictable success in the Newton Field. As a result of its development drilling program, Delta has increased the proved reserves in the field from 42 Bcfe as of December 31, 2004, to 66 Bcfe as of December 31, 2005, and additional proven reserve growth is anticipated for 2006. Net production at Newton more than doubled in calendar 2005, to 11.8 Mmcfe/day by year-end. In calendar 2005, drilling capital expenditures for the Newton Field approximated $40 million. For calendar 2006, the Company has budgeted $44 - $50 million in drilling capital expenditures for the field.

     Vega Unit, Piceance Basin, CO, 100% WI - Individual well production performance is meeting or exceeding pre-development expectations for the Vega
Unit.   Wells located throughout the unit have average initial production rates of 1.1 - 2.0 Mmcf/day. In calendar 2005, drilling capital expenditures were approximately $11 million, and such expenditures should increase to $30
- $35 million in 2006. As of March 1, 2006, the field was producing at a pipeline-restricted net rate of 3.5 Mmcf/day, with the capability of producing at a net rate of 6.5 Mmcf/day. A new pipeline is under construction and should be operational by mid-2006. Once completed, the pipeline will have sufficient capacity for full development of the Vega Unit. DHS rig #5 is currently drilling in the unit.

     Garden Gulch Field, Piceance Basin, CO, 25% WI - The Garden Gulch Field is targeting the same sequence of Williams Fork sands as the Vega Unit and results are encouraging, to date. The field is currently being developed with two rigs, and drilling is expected to accelerate significantly in 2006, when drilling capital expenditures should approximate $15 - $25 million.

     Howard Ranch Area, Wind River Basin, WY, 50-100% WI - The Copper Mountain Unit 35-13 reached total depth of 19,100 feet and is the first well in the field to drill through the entire Mesaverde section. The well experienced significant gas shows and comparatively high reservoir pressures. We expect to initiate completion activities on the Copper Mountain 35-13 this month. The Company has completed 6 of the 16 sands in the Mesaverde section in the Diamond State 36-13 well, and the well should be fully completed in this section later this spring. Recent changes in frac design appear to be improving initial production results, with the last two stages producing in excess of 3 Mmcf/day with very limited water. Drilling capital expenditures have been budgeted at approximately $20 million for calendar 2006.

OPERATIONS UPDATE -- NEW ACTIVITY

     Midway Loop Area, SE Gulf Coast, TX, ~ 40% WI - The Best Kenneson well has been on line since late December and is currently producing at a gross rate of 10 Mmcf/day and 825 barrels of condensate per day (4.1 Mmcfe/day net) from dual horizontal wellbores in the Austin Chalk formation. The Company is currently drilling the BP America Delta #1, which is south of the Best Kenneson well. This area is being developed with DHS rig #9, and Delta has budgeted $12 - $16 million in drilling capital expenditures for 2006.

     Paradox Basin, CO & UT, 70% WI - The Company plans to drill three separate prospects in the Paradox Basin, all of which target unconventional reservoirs. Numerous permitting challenges have delayed start up, but activity should be underway this month. Each of the prospect areas requires an appraisal well which, if successful, will allow DHS rig #6 to remain in this area for future development. In 2006, the Company has budgeted $6 - $8 million for the drilling of three initial test wells in the Paradox Basin.

     Opossum Hollow, Central Gulf Coast, TX, WI 98% - At the end of January, the Company reached total depth on the Morrill Sligo #1, which tested a deep Sligo feature beneath the shallow producing Wilcox Field. The well will be completed later this week and connected to a new high-pressure sales pipeline in April. The Company has budgeted up to $14 million in capital expenditures for calendar 2006.

     Newton 3D Seismic Shoot, SE Gulf Coast, TX, 100% WI - The Company has completed and interpreted a 58 square mile 3D seismic survey centered over the Newton Field and has identified two Wilcox features similar to the Newton Field, along with numerous shallow prospects. The Company has budgeted $10 million in capital expenditures for 2006.

     Central Utah Hingeline Project, UT, 65% WI - This summer, the Company plans to drill the first of three exploration wells budgeted for 2006. It is anticipated that all the wells will be drilled with a DHS rig, and the first well will be an 8,000-foot test that should require 30 days to drill.
Capital expenditures for calendar 2006 are projected at $8 - $12 million.

     Columbia River Basin, WA - The Anderville Farms 1-6 is awaiting the relocation of DHS rig #7 from Wyoming, which will drill the remaining portion of the well. The Anderson 11-5 is the second new well to spud and is 20 miles to the southwest of the Anderville Farms 1-6. Drilling results are expected later this spring and completion results this summer. Delta has not budgeted any drilling capital expenditures for the Columbia River Basin in 2006.

OTHER BUSINESS

DHS Drilling Company

     Delta owns 49.5% of DHS Drilling Company, a contract land drilling and trucking company, and the Company has priority access to all drilling rigs for its use and operations. DHS' financial results are consolidated into Delta's financial statements. As of December 31, 2005, DHS owned eleven drilling rigs with depth capacities ranging from 7,500' to 20,000'. DHS currently owns or has committed to acquire a total of fifteen drilling rigs. Approximately half of the rigs in operaton are currently working for Delta, with the balance being utilized by other operators.

Castle Energy Corporation Merger

     As announced on November 8, 2005, Delta has entered into a merger agreement with Castle Energy Corporation ("Castle") that has been approved by both Boards of Directors. The merger is subject to the approval of Castle stockholders and is expected to close early in the second quarter of 2006.

Earnings Release and Investor Conference Call

     A conference call has been scheduled for 12:00 noon EST on Tuesday, March 7, 2006.

     Shareholders and other interested parties may participate in the conference call by dialing 800-938-0653 (international/local participants dial 973-935-2408) and referencing the ID code 6673493, a few minutes before
12:00 noon EST on March 7, 2006.   The call will also be broadcast live on
the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=117007&s =wm&e=1157784 or can be accessed through the Company's website http://www.deltapetro.com/eventscalendar.html. A replay of the conference call will be available two hours after the completion of the conference call from March 7, 2006 until March 13, 2006 by dialing 877-519-4471 (international/local participants dial 973-341-3080) and entering the conference ID 6673493. The call will also be archived on the Internet through June 4, 2006 at http://phx.corporate-ir.net/playerlink.zhtml?c=117007&s=wm&e=1157784.

     Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company's core areas of operations are the Gulf Coast and Rocky Mountain Regions, which comprise the majority of its proved reserves, production and long-term growth prospects. Its common stock is traded on The NASDAQ Stock Market under the symbol "DPTR."

Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns effecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. Please refer to the Company's Forms 10-K, 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information.


                 For further information contact the Company at
               (303) 293-9133 or via email at info@deltapetro.com
                                      OR
            RJ Falkner & Company, Inc., Investor Relations Counsel at
                (800) 377-9893 or via email at info@rjfalkner.com



                        SOURCE: Delta Petroleum Corporation


DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS



                                                                      December 31,    June 30,
                                                                         2005           2005
                                                                      ------------    ---------
                                                                            (In thousands)
                                              ASSETS
Current assets:
  Cash and cash equivalents                                            $  5,519        $  2,241
  Marketable securities available for sale                                 -              1,764
  Assets held for sale                                                   19,215            -
  Trade accounts receivable, net of allowance for
    doubtful accounts, of $100, and zero, respectively                   22,202          10,512
  Prepaid assets                                                          3,442           2,980
  Inventory                                                               3,285           5,062
  Deferred tax asset                                                      5,237           2,676
  Derivative instruments                                                     89             378
  Other current assets                                                    2,600           1,421
                                                                       --------        --------
     Total current assets                                                61,589          27,034

Property and equipment:
  Oil and gas properties, successful efforts method of accounting:
    Unproved                                                            167,143         101,935
    Proved                                                              438,666         365,306
  Drilling and trucking equipment, including deposits on
    equipment of $5,000 and $7,500, respectively                         64,129          40,031
  Other                                                                  12,809          10,412
                                                                       --------        --------
     Total property and equipment                                       682,747         517,684
  Less accumulated depreciation and depletion                           (61,593)        (44,134)
                                                                       --------        --------
     Net property and equipment                                         621,154         473,550

Long-term assets:
  Investment in LNG project                                               1,022           1,022
  Deferred financing costs                                                5,291           5,825
  Deferred tax assets                                                     1,322           4,887
  Derivative instruments                                                    163             469
  Goodwill                                                                2,341            -
  Other long-term assets                                                    511             196
                                                                       --------        --------
     Total long-term assets                                              10,650          12,399
                                                                       --------        --------
     Total assets                                                      $693,393        $512,983
                                                                       ========        ========




DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS



                                                                      December 31,    June 30,
                                                                         2005           2005
                                                                      ------------    ---------
                                                                            (In thousands)

                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt                                    $  7,073        $  3,477
  Accounts payable                                                       67,772          38,151
  Other accrued liabilities                                              19,462           5,281
  Derivative instruments                                                 12,465           7,241
                                                                       --------        --------
     Total current liabilities                                          106,772          54,150

Long-term liabilities:
  7% Senior notes, unsecured                                            149,309         149,272
  Credit facility                                                        64,270          66,500
  Term loan - DHS                                                        28,000            -
  Asset retirement obligation                                             3,002           2,975
  Derivative liabilities                                                  6,009           3,620
  Other debt, net                                                            80             229
                                                                       --------        --------
     Total long-term liabilities                                        250,670         222,596

Minority interest                                                        15,496          14,614

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $.10 par value:
   authorized 3,000,000 shares, none issued                                -               -
  Common stock, $.01 par value;
   authorized 300,000,000 shares, issued 47,825,000 shares at
   December 31, 2005, 42,017,000 shares at June 30, 2005                    478             420
  Additional paid-in capital                                            336,747         235,300
  Unearned compensation                                                  (3,693)         (1,382)
  Accumulated other comprehensive loss                                   (4,997)         (5,225)
  Accumulated deficit                                                    (8,080)         (7,490)
                                                                       --------        --------
     Total stockholders' equity                                         320,455         221,623
                                                                       --------        --------
     Total liabilities and stockholders' equity                        $693,393        $512,983
                                                                       ========        ========
See accompanying notes to consolidated financial statements.





DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                          Three Months Ended
                                                                              December 31,
                                                                          2005        2004
                                                                        -------      -------
                                                                        (In thousands, except
                                                                          per share amounts)
Revenue:
  Oil and gas sales                                                     $29,096      $20,441
  Contract drilling and trucking fees                                     5,986          181
  Realized loss on derivative instruments, net                           (5,286)         (93)
                                                                        -------      -------
     Total revenue                                                       29,796       20,529

Operating expenses:
  Lease operating expense                                                 4,636        3,338
  Transportation expense                                                    351           56
  Production taxes                                                        1,320        1,526
  Depreciation, depletion, accretion and amortization - oil and gas       8,109        3,435
  Depreciation and amortization - drilling and trucking                   1,905          243
  Exploration expense                                                     2,560          747
  Dry hole costs                                                          2,309          419
  Drilling and trucking operations                                        3,706          640
  Professional fees                                                       1,530          501
  General and administrative                                              7,589        3,513
                                                                        -------      -------
     Total operating expenses                                            34,015       14,418
                                                                        -------      -------
Operating income (loss)                                                  (4,219)       6,111

Other income and (expense):
  Other income (expense)                                                    109         (183)
  Unrealized gain on derivative contracts, net                            8,971         -
  Minority interest                                                        (157)         234
  Interest and financing costs                                           (5,056)      (1,353)
                                                                        -------      -------
     Total other income (expense)                                         3,867       (1,302)
                                                                        -------      -------
Income (loss) from continuing operations before income taxes and
  discontinued operations                                                  (352)       4,809
Income tax expense                                                          (82)        -
                                                                        -------      -------
Income (loss) from continuing operations                                   (434)       4,809
Discontinued operations:
  Income (loss) from discontinued operations of properties sold,
    net of tax                                                               (5)        -
  Gain on sale of oil and gas properties, net of tax                      2,012         -
                                                                        -------      -------
     Net income (loss)                                                  $ 1,573      $ 4,809
                                                                        =======      =======
Basic income (loss) per common share:
  Income (loss) from continuing operations                              $  (.01)     $   .12
  Discontinued operations                                                   .04         -
                                                                        -------      -------
  Net income                                                            $   .03      $   .12
                                                                        =======      =======
Diluted income (loss) per common share:
  Income (loss) from continuing operations                              $  (.01)     $   .11
  Discontinued operations                                                   .04         -
                                                                        -------      -------
  Net income                                                            $   .03      $   .11
                                                                        =======      =======


DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                           Six Months Ended
                                                                             December 31,
                                                                           2005        2004
                                                                         --------    --------
                                                                        (In thousands, except
                                                                          per share amounts)
Revenue:
  Oil and gas sales                                                      $ 60,656    $ 39,657
  Contract drilling and trucking fees                                       9,096         300
  Realized loss on derivative instruments, net                             (7,978)        (93)
                                                                         --------    --------
     Total revenue                                                         61,774      39,864

Operating expenses:
  Lease operating expense                                                   9,434       6,051
  Transportation expense                                                      829         172
  Production taxes                                                          3,541       2,906
  Depreciation, depletion, accretion and amortization - oil and gas        17,577       8,273
  Depreciation and amortization - drilling and trucking                     2,847         386
  Exploration expense                                                       3,411       1,283
  Dry hole costs                                                            4,073       2,673
  Drilling and trucking operations                                          5,821       1,074
  Professional fees                                                         2,264         847
  General and administrative                                               14,227       6,104
                                                                         --------    --------
     Total operating expenses                                              64,024      29,769
                                                                         --------    --------
Operating income (loss)                                                    (2,250)     10,095

Other income and (expense):
  Other income (expense)                                                      173        (149)
  Gain on sale of marketable securities, net                                1,194        -
  Unrealized loss on derivative contracts, net                             (9,872)       -
  Minority interest                                                          (688         315
  Interest and financing costs                                             (9,075)     (2,236)
                                                                         --------    --------
     Total other expense                                                  (18,268)     (2,070)
                                                                         --------    --------
Income (loss) from continuing operations before income taxes and
  discontinued operations                                                 (20,518)      8,025

Income tax benefit                                                          7,639        -
                                                                         --------    --------
Income (loss) from continuing operations                                  (12,879)      8,025

Discontinued operations:
  Income from discontinued operations of properties sold, net of tax          501         729
  Gain on sale of oil and gas properties, net of tax                       11,788        -
                                                                         --------    --------
     Net income (loss)                                                   $   (590)   $  8,754
                                                                         ========    ========
Basic income (loss) per common share:
  Income (loss) from continuing operations                               $   (.29)   $    .20
  Discontinued operations                                                     .28         .02
                                                                         --------    --------
     Net income (loss)                                                   $   (.01)   $    .22
                                                                         ========    ========
Diluted income (loss) per common share:
  Income (loss) from continuing operations                               $   (.29)   $    .19
  Discontinued operations                                                     .28         .02
                                                                         --------    --------
     Net income (loss)                                                   $   (.01)   $    .21
                                                                         ========    ========



DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                            Six Months Ended
                                                                              December 31,
                                                                           2005        2004
                                                                         ---------    --------
                                                                             (In thousands)
Cash flows from operating activities:
  Net Income (loss)                                                      $    (590)   $  8,754
  Adjustments to reconcile net income (loss) to cash provided by operating activities:
      Depreciation, depletion, and amortization - oil and gas               17,481       8,134
      Depreciation and amortization - drilling and trucking                  2,847         386
      Depreciation, depletion, and amortization - discontinued operations       91         208
      Accretion of abandonment obligation                                       96         139
      Stock option and restricted stock compensation                         2,770        -
      Amortization of deferred financing costs                                 669         443
      Unrealized loss on derivative contracts                                9,872        -
      Minority Interest                                                        688        (315)
      Deferred tax benefit                                                  (7,336)       -
      Dry hole costs and impairment                                          1,872        -
      Gain on sale of marketable securities                                 (1,194)       -
      Gain on sale of oil and gas properties - discontinued operations     (11,788)       -
      Other                                                                    140         (76)
  Net changes in operating assets and liabilities:
      Increase in trade accounts receivable                                (10,454)        (84)
      (Increase) decrease in prepaid assets                                   (457)     (3,149)
      (Increase) decrease in inventory                                         947      (3,281)
      (Increase) decrease in other current assets                           (1,968)         25
      Increase in accounts payable trade                                     6,688       8,132
      Increase (decrease) in other accrued liabilities                      14,505        (267)
                                                                         ---------    --------
Net cash provided by operating activities                                   24,879      19,049
                                                                         ---------    --------
Cash flows from investing activities:
      Additions to property and equipment                                 (157,519)    (49,819)
      Additions to drilling and trucking equipment                         (21,828)     (2,239)
      Acquisition of trucking company, net of cash acquired                 (3,905)       -
      Proceeds from sale of oil and gas properties                          34,178      18,721
      Proceeds from sale of marketable securities                            1,764        -
      Decrease in long term assets                                             802         117
                                                                         ---------    --------
Net cash used in investing activities                                     (146,508)    (33,220)
                                                                         ---------    --------
Cash flows from financing activities:
      Stock issued for cash upon exercise of options                         1,166         475
      Stock issued for cash, net                                            94,971        -
      Stock issued for cash, DHS                                                55        -
      Proceeds from borrowings                                              72,998      88,060
      Payment of financing fees                                               (502)       (620)
      Repayment of borrowings                                              (43,781)    (74,436)
                                                                         ---------    --------
Net cash provided by financing activities                                  124,907      13,479
                                                                         ---------    --------
Net increase (decrease) in cash and cash equivalents                         3,278        (692)
                                                                         ---------    --------
Cash at beginning of period                                                  2,241       2,078
                                                                         ---------    --------
Cash at end of period                                                    $   5,519    $  1,386
                                                                         =========    ========
Supplemental cash flow information:
  Cash paid for interest and financing costs                             $   8,149    $    647
                                                                         =========    ========
Non-cash financing activities:
  Common stock issued for the purchase of oil and gas properties         $     828    $ 20,156
                                                                         =========    ========
  Common stock issued for the purchase of drilling equipment             $    -       $    461
                                                                         ==========   ========